EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

DATED AS OF MARCH 1, 2006

BY AND BETWEEN

PROPEX FABRICS INC.

AND

ALADDIN MANUFACTURING CORPORATION

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

Page
EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Special Warranty Deed
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of IP Assignment Agreement
Exhibit F	Form of Acknowledgement

SCHEDULES

Schedule 1.1	Permitted Liens
Schedule 2.1(a)	Real Property
Schedule 2.1(b)	Machinery and Equipment
Schedule 2.1(e)	Assumed Contracts
Schedule 2.1(g)	Intellectual Property
Schedule 2.1(i)	Vehicles
Schedule 2.2(a)	Excluded Machinery and Equipment
Schedule 2.2(b)	Excluded Inventory
Schedule 2.2(e)	Excluded Books and Records
Schedule 2.2(f)	Excluded Software
Schedule 2.5(a)	Inventory Valuation Methodology
Schedule 3.4	Tax Allocation
Schedule 4.3	Required Consents and Approvals
Schedule 4.5	Existing Liens
Schedule 4.9	Permits
Schedule 4.10	Employee Plans
Schedule 4.11	Taxes
Schedule 4.13	Environmental Matters
Schedule 4.14	Litigation
Schedule 4.15(a)	Facility Employees
Schedule 4.15(b)	Employment Losses
Schedule 6.1(e)	Required Inventory Levels
Schedule 6.7	Retained Employees
Schedule 6.13	Refit Machinery and Equipment

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of the 1st day of March, 2006, by and between Propex Fabrics Inc., a Delaware corporation (“Seller”), and Aladdin Manufacturing Corporation, a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns and operates a facility located at 1026 Lafayette Road, Roanoke, Alabama, dedicated to the manufacture of polypropylene synthetic fabrics (the “Facility”); and

WHEREAS, Buyer desires to acquire the Acquired Assets (as defined below) and to assume the Assumed Liabilities (as defined below), and Seller desires to sell the Acquired Assets to Buyer and to have Buyer assume such Assumed Liabilities, all in the manner and subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Defined Terms. As used herein, the following terms have the meanings set forth below:

“Acquired Assets” has the meaning set forth in Section 2.1.

“Affiliate” means, with respect to any Person, any other person who directly or indirectly controls, is controlled by or is under common control with that Person.

“Agreement” has the meaning set forth in the Preamble.

“APS” means APS Staffing and Technical Services, Inc.

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(c).

“Assumed Contracts” has the meaning set forth in Section 2.1(e).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Base Inventory Value” means $5,000,000.

“Bill of Sale” has the meaning set forth in Section 3.2(b).

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in Atlanta, Georgia are authorized or obligated by applicable Law or executive order to close or are otherwise generally closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 9.2.

“Claim” has the meaning set forth in Section 9.5.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Inventory Statement” has the meaning set forth in Section 2.5(a).

“Closing Date Inventory Value” has the meaning set forth in Section 2.5(a).

“Closing Consideration” has the meaning set forth in Section 2.4.

“COBRA” has the meaning set forth in Section 6.8.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” has the meaning set forth in Section 414(b), (c), (m) and (o) of the Code and Section 4001 of ERISA.

“Computer Equipment” has the meaning set forth in Section 2.1(f).

“Consideration” has the meaning set forth in Section 2.4.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, sublease, license, sublicense, commitment or other arrangement or agreement, whether oral or written.

“Damages” has the meaning set forth in Section 9.2.

“Delayed Consents” has the meaning set forth in Section 6.4(b).

“Employee Plan” means, collectively, each pension, retirement, profit-sharing, 401(k), savings, employee stock ownership, stock option, share purchase, stock appreciation rights, restricted stock, phantom stock, stock bonus, retention, severance pay, termination pay, change in control, vacation, holiday, sick pay, supplemental unemployment, salary continuation, bonus, incentive, deferred compensation, executive compensation, medical, vision, dental, life insurance, accident, disability, fringe benefit, flexible spending account, cafeteria, or other similar plan, fund, policy, benefit, program, or agreement for the benefit of any current or former officer, employee, director, retiree, or independent contractor or any spouse, dependent or beneficiary thereof whether or not such Employee Plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Internal Revenue Code, ERISA or other applicable law, (D) set forth in an employment agreement or consulting agreement and (E) written or oral.

“Environmental Laws” means any Laws relating to pollution, preservation or protection of the environment or human health and safety, including Laws relating to the manufacturing, processing, distribution, use, treatment, storage, Release, disposal, handling or transportation of Hazardous Substances.

“Environmental Liabilities” means any direct, indirect, pending or threatened indebtedness, liability, claim, loss, damage, fine, penalty, cost, expense, deficiency or responsibility, whether known or unknown, arising under or relating to any Environmental Law or any Release of Hazardous Substances, whether based on negligence, strict liability or otherwise, including costs and liabilities for investigation, removal, remediation, restoration, abatement, monitoring, personal injury, property damage, natural resource damages, court costs, and reasonable attorneys’ fees.

“Environmental Permits” has the meaning set forth in Section 4.13(a).

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity which, together with the Seller, would be treated as a single employer under Code Section 414 or ERISA Section 4001(b).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Books and Records” has the meaning set forth in Section 2.2(e).

“Excluded Inventory” has the meaning set forth in Section 2.2(b).

“Excluded Liabilities” has the meaning set forth in Section 2.3.

“Excluded Machinery and Equipment” has the meaning set forth in Section 2.2(a).

“Excluded Software” has the meaning set forth in Section 2.2(f).

“Facility” has the meaning set forth in the Recitals.

“Facility Employees” means all employees of the Facility (whether employed directly by Seller or through Seller’s agreement with APS).

“GAAP” means generally accepted accounting principles as employed in the United States of America, applied consistently with prior periods and with Seller’s historical practices and methods.

“Governmental Authority” means any United States, foreign, international, supranational, national, provincial, regional, federal, state, municipal or local government, any instrumentality, subdivision, court, administrative or regulatory agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Governmental Requirements” has the meaning set forth in Section 4.3.

“Hazardous Substances” means (A) any dangerous or toxic substance, regulated substance, hazardous or extremely hazardous substance, or otherwise hazardous material or waste regulated under applicable Environmental Laws and (B) any chemicals, pollutants, contaminants, petroleum or petroleum products, oil, asbestos-containing materials and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Indemnity Period” has the meaning set forth in Section 9.1.

“Independent Accountants” has the meaning set forth in Section 2.5(c).

“Intellectual Property” has the meaning set forth in Section 2.1(g).

“Inventory” has the meaning set forth in Section 2.1(c).

“IP Assignment Agreement” has the meaning set forth in Section 3.2(f).

“Knowledge of Buyer” means the knowledge, after due inquiry, of Joe W. Yarbrough, Jeffrey S. Lorberbaum or Frank H. Boykin.

“Knowledge of Seller” means the knowledge, after due inquiry, of Edmund A. Stanczak, Philip D. Barnes, Ken C. Rogers, Raylene Morris Carter, Ken Dirks or Roy Rigney; provided, however, that with respect to Section 4.10, “Knowledge of Seller” means the knowledge of the foregoing individuals, without any inquiry whatsoever (whether written, oral or otherwise), including without limitation, any inquiry, questions of or investigation with respect to BP Amoco Chemical Holding Company or any of its direct or indirect parent entities or Affiliates other than reviewing the information set forth in the representations and warranties set forth in the Stock Purchase Agreement by and between AFFC Acquisition Co. and BP Amoco Chemical Holding Company, dated October 4, 2004, and the corresponding disclosure schedules thereto, copies of which have been provided to Buyer.

“Labor Claims” means claims, investigations, charges, citations, hearings, consent decrees, or litigation concerning: wages, compensation, bonuses, commissions, awards, or payroll deductions; equal employment or human rights violations regarding race, color, religion, sex, national origin, age, handicap, veteran’s status, marital status, disability, or any other recognized class, status, or attribute under any federal, state, local or foreign equal employment Law prohibiting discrimination; representation petitions or unfair labor practices; grievances or arbitrations pursuant to current or expired collective bargaining agreements; occupational safety and health; workers’ compensation; wrongful termination, negligent hiring, invasion of privacy or defamation; immigration or any other claim based on the employment relationship or termination of the employment relationship.

“Law” means any federal, state or local statute, law (including common law), code, ordinance, rule, administrative interpretation, regulation, requirement or Order.

“Lien” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, conditional sale or other title retention agreement, right of first refusal, option to purchase, preference, priority or other security agreement or preferential arrangement of any kind or nature, and, with respect to real property, any easement, charge, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

“Litigation” means any suit, action, proceeding, arbitration, cause of action, charge, claim, complaint, criminal prosecution, grievance, inquiry, hearing or investigation by any Person alleging potential liability relating to or affecting Seller, the Acquired Assets, any Employee Plan or the transactions contemplated by this Agreement.

“Machinery and Equipment” has the meaning set forth in Section 2.1(b).

“Material Adverse Effect” means any change, event, violation, inaccuracy or circumstance with respect to the Facility or the Acquired Assets, the effect of which is both material and adverse to the condition or operations of the Facility or the Acquired Assets.

“Mohawk Plan” has the meaning set forth in Section 6.8.

“Notice of Disagreement” has the meaning set forth in Section 2.5(b).

“Offsite Migration” means the migration of Hazardous Substances onto or under the Real Property that was originally discharged, dumped, released, spilled, leaked, buried or disposed of on or from land neighboring such parcel.

“Order” means any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

“Permitted Exceptions” means the Liens identified on Schedule 1.1.

“Permitted Liens” means, (a) with respect to or upon the Real Property, the Permitted Exceptions and (b) with respect to or upon any Acquired Assets other than the Real Property, any (i) Liens imposed by Law, such as carriers’, warehouseman’s, mechanics’, materialmen’s, landlords’, laborers’ suppliers’ and vendors’ liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings, and (iii) extensions, renewals and replacements of Liens referred to in (i) and (ii) of this sentence; provided that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the original Lien extended, renewed or replaced, none of which, individually or in the aggregate, have a material adverse effect upon the value of the property subject thereto or the use to which such property is presently put.

“Permits” means all permits, licenses, franchises, certificates of occupancy, variances, exemptions, orders and other authorizations, consents, waivers, registrations and approvals, issued or issuable by any Governmental Authority that are required for the operation of the Facility as presently operated.

“Person” means any natural person, firm, partnership, joint venture, limited liability company, association, corporation, trust, business trust, unincorporated organization, Governmental Authority or other entity.

“Personal Property Taxes” means ad valorem taxes imposed upon the Acquired Assets other than the Real Property.

“Pre-Closing Environmental Liabilities” means (a) Environmental Liabilities related to the Real Property or the Acquired Assets, including Environmental Liabilities asserted by third parties or Governmental Authorities related to Releases of Hazardous Substances at, on, under, in, or from the Real Property or the Acquired Assets, to the extent caused or occurring prior to the Closing Date and (b) Environmental Liabilities to the extent arising from or related to the operation of the Facility prior to the Closing Date.

“Post-Closing Environmental Liabilities” means all Environmental Liabilities other than the Pre-Closing Environmental Liabilities.

“Purchase Price Adjustment” has the meaning set forth in Section 2.5(d).

“Qualifying Claim” has the meaning set forth in Section 9.4(a)(i).

“Real Property” means the real property owned by Seller and located at 1026 Lafayette Road, Roanoke, Alabama, less the parcel referred to as the “ANCI property”, a legal description of which is attached hereto as Schedule 2.1(a).

“Real Property Taxes” means all Taxes imposed upon the Real Property.

“Refit Machinery and Equipment” has the meaning set forth in Section 6.13.

“Refitting Project” has the meaning set forth in Section 6.13.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Hazardous Substances, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substances.

“Representative” means, with respect to any Person, such Person’s officers, directors, employees, agents and representatives and financing sources (including any investment banker, financial advisor, accountant, legal counsel, agent, representative or expert retained by or acting on behalf of such Person).

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnitees” has the meaning set forth in Section 9.3.

“Special Warranty Deed” has the meaning set forth in Section 3.2(d).

“Successor Liability Taxes” has the meaning set forth in Section 4.11(a).

“Supplies” has the meaning set forth in Section 2.1(d).

“Taxes” means any federal, state, county, local, or foreign tax, charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security, single business, unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Authority, including any estimated payments related thereto, any interest, penalties, and additions imposed thereon or with respect thereto, and including liability for taxes of another Person under Treas. Reg. Section 1.1502-6 or similar provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.

“Tax Returns” means all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Returns filed with or submitted to, or required to be filed with or submitted to any Governmental Authority relating to Taxes.

“Termination Date” has the meaning set forth in Section 8.1(b)(i).

“Transfer Taxes” has the meaning set forth in Section 6.10.

“Transition Services Agreement” has the meaning set forth in Section 3.2(e).

“Vehicles” has the meaning set forth in Section 2.1(i).

“WARN” means the Worker Adjustment and Retraining Notification Act.

Section 1.2. Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter, and words used in the singular shall include the plural, and vise versa. Unless the context otherwise requires, (a) all references to Articles and Sections refer to the applicable articles and sections of this Agreement, (b) all references to Exhibits and Schedules refer to the applicable exhibits and schedules attached hereto, each of which is incorporated herein for all purposes, (c) the terms “include” and “including” mean include or including without limitation, (d) a reference to an agreement or instrument is to the agreement or instrument as amended or modified through the date as of which the reference is made and (e) a reference to a party or the parties refers to a party or the parties to this Agreement. In the event of a conflict between the terms and provisions contained in the main body of this Agreement and any of the terms or provisions contained in the Exhibits or Schedules attached hereto, the terms and provisions in the main body of this Agreement shall control.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

Section 2.1. Acquired Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Buyer, free and clear of all Liens other than Permitted Liens, and Buyer shall purchase and accept from Seller, all of Seller’s rights, title and interests in and to the assets, properties and rights located at the Facility, excluding the Excluded Assets (the “Acquired Assets”). The Acquired Assets shall include the following assets, properties, rights and claims (other than the Excluded Assets):

(a)	the Real Property and, to the extent assignable, rights of Seller to any warranties, express or implied, received from manufacturers and sellers of any improvements on the Real Property;

(b)	all (i) equipment, machinery, tooling, dies, furniture and other tangible personal property owned by Seller that is located at the Facility, including the items described on Schedule 2.1(b), (ii) Refit Machinery and Equipment (the items described in (i) and (ii) of this sentence are hereinafter referred to collectively as the “Machinery and Equipment”), and (iii) to the extent assignable, rights of Seller to any warranties, express or implied, and licenses received from manufacturers and sellers of the Machinery and Equipment with respect thereto;

(c)	all (i) inventories of raw materials, consumable items, work in progress and finished goods located on the Closing Date at the Facility, excluding the Excluded Inventory (the “Inventory”), and (ii) to the extent assignable, rights of Seller to any warranties, express or implied, received from manufacturers and sellers of the raw materials Inventory with respect thereto;

(d)	all (i) supplies, spare parts, replacement and component parts and other materials and tangible items located on the Closing Date at the Facility other than any such items included in the Excluded Machinery and Equipment (the “Supplies”) and (ii) to the extent assignable, rights of Seller to any warranties, express or implied, received from manufacturers and sellers of the supplies, spare parts, replacement and component parts included in the Supplies with respect thereto;

(e)	to the extent assignable or transferable, the Contracts identified on Schedule 2.1(e) (the “Assumed Contracts”);

(f)	the computer equipment, hardware and software located at the Facility, excluding the Excluded Software (the “Computer Equipment”);

(g)	the intellectual property described on Schedule 2.1(g) (the “Intellectual Property”);

(h)	to the extent assignable or transferable, and upon satisfaction of all assignment or transfer requirements, all Permits; and

(i)	the titled vehicles, forklifts and trailers described on Schedule 2.1(i) (the “Vehicles”).

Section 2.2. Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets shall not include any of Seller’s rights, title or interests in the following (collectively, the “Excluded Assets”):

(a) the Machinery and Equipment identified on Schedule 2.2(a), which is to be removed from the Facility in connection with the Refitting Project, together with all spare parts, tools and supplies associated exclusively with such Machinery and Equipment (the “Excluded Machinery and Equipment”);

(b) the work in process and finished goods inventories identified on Schedule 2.2(b) (the “Excluded Inventory”);

(c) all causes of action and third-party indemnities, policies of insurance, fidelity, surety or similar bonds and the coverages afforded thereby;

(d) Seller’s customer lists and all contact information associated with such customers.

(e) the books and records described on Schedule 2.2(e) (the “Excluded Books and Records”);

(f) the software identified on Schedule 2.2(f) (the “Excluded Software”); and

(g) all assets of Seller (other than the Refit Machinery and Equipment) that are not located at the Facility.

Section 2.3. Assumed Liabilities. Notwithstanding any provisions of this Agreement to the contrary, except for the Assumed Liabilities, Buyer shall not assume or otherwise be liable for any liabilities, obligations or commitments of Seller, including the Pre-Closing

Environmental Liabilities, any and all liabilities for Taxes for any period (or portion thereof) ending prior to the Closing Date, or any and all liabilities arising from or related to Seller’s Employee Plans (the “Excluded Liabilities”). Buyer shall assume, be liable and responsible for and accept assignment from Seller and thereafter pay, perform or discharge all of the following liabilities, obligations and commitments (the “Assumed Liabilities”):

(a) any and all liabilities arising on or after the Closing Date under the Assumed Contracts, excluding any liabilities arising from or relating to any breach or violation of, or default under, such Assumed Contracts by Seller;

(b) any and all liabilities arising on or after the Closing Date with respect to or arising under the Acquired Assets, including the Post-Closing Environmental Liabilities; and

(c) any and all liabilities with respect to WARN contemplated to be assumed by Buyer pursuant to Section 6.7(b) arising in connection with the transactions contemplated hereby.

Section 2.4. Consideration. The consideration for the Acquired Assets shall be (a) $65,500,000 plus the Base Inventory Value (the “Closing Consideration”), plus or minus (b) the Purchase Price Adjustment, plus (c) the assumption of the Assumed Liabilities. The payment of the Closing Consideration and the Purchase Price Adjustment and the assumption of the Assumed Liabilities are referred to in this Agreement collectively as the “Consideration.” The Closing Consideration shall be paid at the Closing to Seller by wire transfer of immediately available funds to such bank account(s) designated in writing by Seller at least two (2) Business Days prior to the Closing.

Section 2.5. Purchase Price Adjustment.

(a) On the Closing Date, Buyer and Seller shall jointly perform a physical count of the Inventory and Supplies. Within thirty (30) days thereafter, Seller shall prepare and deliver to Buyer a statement setting forth the results of such physical count (the “Closing Date Inventory Statement”), which Closing Date Inventory Statement shall specify Seller’s calculation of the aggregate Inventory and Supplies value as of the Closing Date (the “Closing Date Inventory Value”). The Closing Date Inventory Statement shall be prepared in accordance with GAAP and the inventory valuation methodology attached as Schedule 2.5(a).

(b) If Buyer disagrees with the Closing Date Inventory Statement, Buyer may, within ten (10) days after receipt of the Closing Date Inventory Statement, deliver a notice to Seller disagreeing with such statement (a “Notice of Disagreement”). A Notice of Disagreement may only be delivered with respect to a dispute regarding the number of units of Inventory and Supplies and not as to the per-unit value of Inventory and Supplies. Any Notice of Disagreement shall specify those items and amounts as to which Buyer disagrees or as to which Buyer requires additional information to assess its position and its proposed computations. Buyer shall be deemed to have agreed with the Closing Date Inventory Statement if a Notice of Disagreement is not duly delivered in accordance with this Section 2.5(b).

(c) If a Notice of Disagreement is duly delivered pursuant to Section 2.5(b), Buyer and Seller shall, during the ten (10) days following such delivery, negotiate reasonably and in good faith to reach agreement on the items or amounts disputed by Buyer in such Notice of Disagreement. If, during such ten (10) day period, Buyer and Seller are unable to reach such agreement, they shall promptly thereafter cause PriceWaterhouseCoopers or any other nationally recognized accounting firm mutually acceptable to Buyer and Seller (the “Independent Accountants”) to review this Agreement and the Closing Date Inventory Statement and the disputed items and amounts for the purpose of calculating the Closing Date Inventory Value. In making such calculation, the Independent Accountants shall consider only those items and amounts in the Closing Date Inventory Statement with which Buyer has disagreed in the Notice of Disagreement delivered pursuant to Section 2.5(b). Such Independent Accountants shall have access to all information delivered and prepared during the due diligence process and shall deliver to Buyer and Seller, no later than thirty (30) days following the engagement of such Independent Accountants, a report setting forth its calculation of the Closing Date Inventory Value. Such report, including the calculation of Closing Date Inventory Value set forth therein, shall be final and binding upon Buyer and Seller. The cost of such Independent Accountants’ review and report shall be borne equally by Buyer and Seller.

(d) Within ten (10) days after the Closing Date Inventory Value has been finally determined, either by the passage of ten (10) days following delivery of the Closing Date Inventory Statement without the delivery of a Notice of Disagreement or following resolution of such Notice of Disagreement in accordance with Section 2.5(c), Buyer or Seller, as the case may be, shall make the following payments to each other in immediately available funds (the “Purchase Price Adjustment”):

(i) if the Closing Date Inventory Value exceeds the Base Inventory Value, then Buyer shall pay the amount of such excess to Seller; and

(ii) if the Base Inventory Value exceeds the Closing Date Inventory Value, then Seller shall pay the amount of such excess to Buyer.

Section 2.6. Exchange Cooperation. It is the intent of Seller to utilize this transaction as part of a tax deferred exchange as provided in Code Section 1031 and the Treasury Regulations promulgated thereunder. Buyer hereby acknowledges it is the intent of the Seller to effect an Code Section 1031 tax deferred exchange which will not delay the Closing or cause additional expense to the Buyer. The Seller’s rights, but not its obligations, under this Agreement may be assigned to Investment Property Exchange Services, Inc., a Qualified Intermediary, for the purpose of completing such an exchange. Buyer agrees to cooperate with the Seller and Investment Property Exchange Services, Inc. in a manner necessary to complete the exchange. Specifically, and not by way of limitation, upon receipt of notice from Seller of its assignment to the above referenced Qualified Intermediary, Buyer will execute an acknowledgement of such assignment in the form attached hereto as Exhibit F.

ARTICLE 3

THE CLOSING

Section 3.1. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309, at 10:00 a.m. (EST) on the second Business Day following the satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be fulfilled only at the Closing, but subject to the fulfillment or waiver of such conditions), but not later than the Termination Date, or at such other time and place as the parties may mutually agree (such date, the “Closing Date”). The Closing shall be effective as of 12:01 a.m. on the Closing Date.

Section 3.2. Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(a) the officer’s certificates contemplated by Sections 7.3(a) and 7.3(b);

(b) a duly executed bill of sale, substantially in the form of Exhibit A to this Agreement (the “Bill of Sale”);

(c) a duly executed counterpart of an assignment and assumption agreement, substantially in the form of Exhibit B to this Agreement (the “Assignment and Assumption Agreement”);

(d) a recordable special warranty deed conveying marketable title to the Real Property free and clear of all Liens other than Permitted Liens, in the form of Exhibit C to this Agreement (the “Special Warranty Deed”);

(e) a duly executed counterpart of a transition services agreement, substantially in the form of Exhibit D to this Agreement (the “Transition Services Agreement”);

(f) a duly executed intellectual property assignment agreement, substantially in the form of Exhibit E to this agreement (the “IP Assignment Agreement”);

(g) an ALTA Statement of Title Affidavit, executed by Seller and in form and substance reasonably acceptable to a title company selected by Buyer and sufficient to allow such title company to delete the standard exceptions from the owner’s title insurance policy to be issued to Buyer;

(h) a “Gap Undertaking” in order to induce the title company to insure over any encumbrances or title defects created by or through Seller prior to recording the Special Warranty Deed;

(i) endorsed certificates of title to the Vehicles or such other documents or instruments of conveyance as are necessary to transfer legal title to such Vehicles to Buyer;

(j) the evidence required by Section 6.1(d) that all Liens, other than Permitted Liens, have been terminated or released;

(k) all other instruments of conveyance and transfer as are necessary to convey the Acquired Assets and transfer the Assumed Liabilities to Buyer;

(l) tax clearance letters from the applicable Governmental Authority in the States of Georgia, Alabama and Delaware;

(m) good standing certificates from the Secretary of State of the States of Georgia, Alabama and Delaware; and

(n) a certificate of the Secretary or Assistant Secretary of Seller containing a true and correct copy of the resolutions duly adopted by the board of directors of Seller approving and authorizing each of this Agreement and the documents contemplated hereby to which Seller is a party and each of the transactions contemplated hereby and thereby and certifying that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

Section 3.3. Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(a) the Closing Consideration, payable in the manner described in Section 2.4;

(b) the officer’s certificates contemplated by Sections 7.2(a) and 7.2(b);

(c) a duly executed counterpart of the Assignment and Assumption Agreement;

(d) a duly executed counterpart of the Transition Services Agreement;

(e) all other instruments or agreements as are necessary to assume the Assumed Liabilities from Seller;

(f) good standing certificates from the Secretary of State of the States of Alabama and Delaware; and

(g) a certificate of the Secretary or Assistant Secretary of Buyer containing a true and correct copy of the resolutions duly adopted by the board of directors of Buyer approving and authorizing each of this Agreement and the documents contemplated hereby to which Buyer is a party and each of the transactions contemplated hereby and thereby and certifying that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

Section 3.4. Tax Allocation. Buyer and Seller agree to the allocation of the Closing Consideration set forth on Schedule 3.4. Schedule 3.4 specifies the asset class or classes in which Inventory and Supplies are included, and Buyer and Seller agree to allocate the Purchase

Price Adjustment in a manner that increases or decreases, as applicable, the consideration allocated to the asset class or classes in which the Inventory and Supplies are included. Except as required by applicable Law, Buyer and Seller each agree (a) to use such allocation in filing all required forms under Section 1060 of the Code and all other Tax Returns, and (b) to not take any position inconsistent with such allocation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 4.1. Organization; Good Standing; Qualification. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own or lease and to operate all of its properties and assets and to carry on its business as it is now being conducted and as presently proposed to be conducted. Seller is duly qualified or licensed to do business and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the character or location of the properties and assets owned, leased or operated by it requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

Section 4.2. Authority of Seller; Binding Effect.

(a) Seller has the requisite power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and the performance of Seller’s obligations hereunder and thereunder, including the consummation of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate or other action on the part of Seller.

(b) This Agreement has been duly executed and delivered by Seller and constitutes, and when executed and delivered each of the other documents and instruments to be executed and delivered by Seller pursuant hereto will constitute, a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based on public policy.

Section 4.3. Consents and Approvals. Other than as set forth on Schedule 4.3, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or other Person is required for or in connection with the execution and delivery of this Agreement by Seller or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller, except for: (a) the filing of a Notification and Report Form under the HSR Act and the expiration or earlier termination of the applicable waiting period thereunder (the “Governmental Requirements”), (b) any consents, approvals or authorizations, filing with or notification to, any Governmental Authority or other Person required for the transfer or assignment of the Permits, and (c) such other consents, approvals, authorizations, declarations, filings and registrations the lack of which would not have a Material Adverse Effect.

Section 4.4. No Violations. Assuming that the Governmental Requirements will be satisfied, made or obtained and will remain in full force and effect, neither the execution, delivery and performance of this Agreement by Seller, the consummation by Seller of the transactions contemplated by this Agreement or the compliance by Seller with any of the provisions of this Agreement, will (a) violate any provision of the certificate of incorporation, bylaws or any other organizational document of Seller, (b) violate, conflict with, or result in the breach of or a default under or, to the Knowledge of Seller, constitute an event creating rights of acceleration, termination or cancellation under, any Assumed Contract, (c) violate any Order, writ, injunction, decree, statute, rule or regulation or other Law applicable to Seller or (d) to the Knowledge of Seller, result in the creation or imposition of any Lien other than Permitted Liens on any of the Acquired Assets, except in case of items (c) and (d) for such violations, conflicts, breaches, defaults, accelerations, terminations, cancellations or Liens that would not reasonably be expected to have a Material Adverse Effect.

Section 4.5. Title to Assets; Liens; Condition.

(a) Other than the Liens identified on Schedule 4.5, Seller has good and marketable title to all of the Acquired Assets (other than the Real Property, which is covered exclusively by Section 4.12), free and clear of any and all Liens other than Permitted Liens. At the Closing, Buyer will acquire all of Seller’s right, title and interest in, to and under all of the Acquired Assets (or in the case of any leased or licensed Acquired Asset, Seller’s rights under such leases or licenses), in each case free and clear of any and all Liens other than Permitted Liens.

(b) Buyer has had the opportunity to inspect the Acquired Assets and confirms as of the date hereof that the Acquired Assets are in good and serviceable condition, reasonable wear and tear and normal depreciation excepted. As of the Closing, the Acquired Assets will be in the same or similar condition to the condition of the Acquired Assets at the time of Buyer’s inspection, reasonable wear and tear and normal depreciation excepted.

Section 4.6. Assumed Contracts. Each of the Assumed Contracts is in full force and effect and there are no defaults (or events that, with notice or lapse of time or both, would constitute a default) by Seller or, to the Knowledge of Seller, any other party, under any of the Assumed Contracts.

Section 4.7. Intellectual Property.

(a) Seller owns and has the right to use, or, in the case of licensed rights, has valid rights to use, the Intellectual Property, free and clear of all Liens other than Permitted Liens and the Liens identified on Schedule 4.5.

(b) There are no licenses, sublicenses or other agreements pursuant to which Seller has authorized any other Person to use the Intellectual Property.

(c) There are no existing or, to the Knowledge of Seller, threatened claims or proceedings by any Person relating to the use by Seller of the Intellectual Property or challenging its ownership of the same.

(d) Seller has not received any written notice that (i) Seller’s use of the Intellectual Property infringes upon or conflicts with any rights claimed therein by any other Person or (ii) the manufacturing operations, process or machinery employed by Seller violates or infringes upon any claims of any United States or foreign patent or patent application owned or held by another Person.

Section 4.8. Compliance with Laws. Except as would not reasonably be expected to have a Material Adverse Effect and other than with respect to Environmental Laws, which are covered exclusively by Section 4.13, (a) the operation of the Facility has been conducted in accordance with all applicable Laws and (b) Seller has not received any written or, to the Knowledge of Seller, oral notification from any Governmental Authority of any actual or alleged present or past failure by Seller to comply with any such Laws during the past two (2) years.

Section 4.9. Permits. Schedule 4.9 sets forth a true, complete and correct list of all material Permits held by Seller as of the date hereof in connection with the Facility. Other than with respect to Permits arising under Environmental Laws, which are covered exclusively by Section 4.13, all of such Permits are valid and effective and no suspension or cancellation of any such Permit is pending (other than pursuant to their terms) or, to the Knowledge of Seller, threatened.

Section 4.10. Employee Plans.

(a)	Schedule 4.10 contains a true and complete list of each Employee Plan currently maintained, sponsored in whole or in part, or contributed to by the Seller or its subsidiaries or, to the Knowledge of Seller, under which the Seller has any current obligation or liability, contingent or otherwise for the benefit of the Facility Employees. Seller has made available to Buyer true and complete copies of (i) the Employee Plans listed on Schedule 4.10 that are in the possession of the Seller, and (ii) with respect to each of the Employee Plans, any funding arrangements, the most recent determination letters or opinion letters issued by the Internal Revenue Service, the most recent annual reports or returns, and the most recent summary plan descriptions and any material modifications thereto, in each case, to the extent requested by Buyer in writing and in the possession of the Seller.

(b)	The Employee Plans materially comply with and have been administered in material compliance with ERISA, the Code, and all other statutes, rules and regulations, agreements and instruments by which they are governed. Except as set forth on Schedule 4.10, each Employee Plan that is intended to be qualified under Section 401(a) of the Code has obtained or applied for a favorable determination letter issued by the Internal Revenue Service.

(c) Other than routine claims for benefits, no Litigation involving any Employee Plan is pending, or to the Knowledge of Seller, threatened. Except as would not be material and except as set forth on Schedule 4.10, Seller has not, since December 1, 2004 or, to the Knowledge of Seller, on or before December 1, 2004, received any written notice of any pending investigation or pending enforcement action by the Pension Benefit Guarantee Corporation, the Department of Labor, the Internal Revenue Service or any other Governmental Agency with respect to any of the Employee Plans. Except as set forth on Schedule 4.10, no Lien under ERISA Section 302(f) or Code Section 412(n) exists as of the date hereof and will not exist at Closing with respect to the Employee Plans and, to the Knowledge of Seller, there are no facts that give rise to any such Lien.

(d) Except as set forth on Schedule 4.10, Seller and its ERISA Affiliates do not and have not, since December 1, 2004 or, to the Knowledge of Seller, during the period beginning six (6) years prior to the date hereof and ending December 1, 2004, sponsored, maintained, contributed to, been obligated under ERISA or otherwise to contribute to, or withdrawn from (i) a “defined benefit plan” (as defined in ERISA Section 3(35) and Code Section 414(j) and subject to the minimum funding standards of Code Section 412), (ii) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3)) or (iii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c)). Except as set forth on Schedule 4.10 and except as would not reasonably be expected to have a Material Adverse Effect, Seller and its ERISA Affiliates have not, since December 1, 2004 or, to the Knowledge of Seller, on or before December 1, 2004, incurred any liability under Title IV of ERISA.

(e) Except as set forth on Schedule 4.10 and except as would not be material, all contributions that have become due since December 1, 2004 or, to the Knowledge of Seller, with respect to contributions that have become due on or before December 1, 2004, under each “defined benefit plan” (as defined in ERISA Section 3(35) and Code Section 414(j) and subject to the minimum funding standards of Code Section 412) sponsored by the Seller or any of its ERISA Affiliates (“Defined Benefit Plan”) have been made. Except as set forth on Schedule 4.10, no Defined Benefit Plan has incurred an “accumulated funding deficiency” as defined in Code Section 412 and Section 302 of ERISA, whether or not waived, since December 1, 2004 or, to the Knowledge of Seller, on or before December 1, 2004. Except as set forth on Schedule 4.10, as of the date hereof, no Defined Benefit Plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA or a “liquidity shortfall,” as defined in Code Section 412, and except as set forth on Schedule 4.10, the fair market value of the assets of any such plan exceeds the present value of all benefits (whether vested or not) accrued to date by all present and former participants in such Defined Benefit Plan determined on a plan termination basis as of the date hereof. Except as set forth on Schedule 4.10, no tax has been imposed under Code Section 4971 with respect to any Defined Benefit Plan since December 1, 2004 or, to the Knowledge of Seller, on or before December 1, 2004. Except as set forth on Schedule 4.10, neither Seller nor its ERISA Affiliates has become subject to a requirement to provide security to a Defined Benefit Plan pursuant to Code Section 401(a)(29) since December 1, 2004 or, to the Knowledge of Seller, on or before December 1, 2004.

(f) Except as set forth on Schedule 4.10, neither Seller nor its ERISA Affiliates have incurred any liability since December 1, 2004 or, to the Knowledge of Seller, on or before December 1, 2004, for any tax, excise tax, penalty or fee with respect to any Employee Plan, including, but not limited to taxes arising under Section 4977, 4978, 4979, 4980 or 4980B of the Code, that could reasonably be expected to give rise to any Lien on the Acquired Assets, and no such Lien has arisen since December 1, 2004 or, to the Knowledge of Seller, on or before December 1, 2004.

(g) Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Defined Benefit Plan, (ii) no change in the actuarial assumptions with respect to any Defined Benefit Plan, and (iii) no increase in benefits under any Defined Benefit Plan as a result of plan amendments or changes in applicable law which is reasonably likely to, individually, or in the aggregate, materially adversely affect the funding status of any Defined Benefit Plan.

Section 4.11. Taxes. All Tax Returns for Taxes with respect to which Buyer could be liable, if any, (“Successor Liability Taxes”) have been timely filed by Seller or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before Closing, and all Tax Returns filed are complete and accurate. All Successor Liability Taxes that are due and owing with respect to periods (or portions thereof) ending on or prior to the Closing Date have been paid, whether or not such Taxes are shown on filed Tax Returns. There are no Liens on any of the Acquired Assets resulting from any failure (or alleged failure) to pay any Tax. Attached to Schedule 4.11 are true and correct copies of all Real Property Tax and Personal Property Tax bills of Seller for the year 2005 which have been received by Seller prior to the date hereof, relating to the Acquired Assets.

Section 4.12. Real Property.

(a) Seller has good and marketable fee simple title to the Real Property, free and clear of all Liens, other than Permitted Liens and those listed on Schedule 4.5.

(b) All improvements on the Real Property conform to all applicable state and local Laws or use restrictions in all material respects, and the property is zoned for the various purposes for which the Real Property and improvements thereon are presently being used.

(c) Seller has received no written notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other material adverse claims affecting the Real Property.

(d) There is no private restrictive covenant or governmental use restriction (including zoning) on all or any portion of the Real Property which prohibits the current use of the Real Property in any material respect.

(e) All licenses, permits and approvals (other than Permits arising under Environmental Laws, which are covered exclusively by Section 4.13), that are required for and material to the occupancy and operation of the Real Property (with appurtenant parking uses) as presently being used have been obtained and are in full force and effect and Seller has received no written notices of material violations in connection with such items.

(f) Seller does not have in its possession any studies or reports which indicate any material defects in the design or construction of any of the improvements on the Real Property.

(g) No Person or entity, other than Buyer, has any right, option, right of first refusal or any other Contract, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of the Real Property.

(h) Seller has not received any notice of any contemplated or actual reassessment of the Real Property or any portion thereof for general real estate Tax purposes. As of the date hereof, all due and payable Taxes, water charges and sewer charges affecting the Real Property or any portion thereof, have been paid.

Section 4.13. Environmental Matters.

(a) Except as set forth in Schedule 4.13 hereto,

(i) Seller, with respect to the operation of the Facility and each Acquired Asset is, and has been at all times, in material compliance with all applicable Environmental Laws. Seller, with respect to the operation of the Facility and each Acquired Asset, and except as would not reasonably be expected to have a Material Adverse Effect, (A) has not been notified in writing that it is potentially liable under any applicable Environmental Law, (B) has not received any written requests for information or other written correspondence concerning the Facility under any applicable Environmental Law, and (C) does not have any reason to believe that it is considered potentially liable under any applicable Environmental Law;

(ii) Seller has accurately prepared and timely filed with the appropriate jurisdictions all reports and filings required pursuant to applicable Environmental Laws relating to or affecting the Facility or the Acquired Assets, except as would not reasonably be expected to have a Material Adverse Effect;

(iii) Seller has not entered into or received, nor is Seller in default under, any Order pursuant to any Environmental Law with respect to the Facility or any Acquired Asset;

(iv) Seller has obtained all Permits necessary to own and operate the Facility and the Acquired Assets in material compliance with applicable Environmental Laws (“Environmental Permits”), and Schedule 4.13 contains a complete list and description of each such Environmental Permit. Except as described in Schedule 4.13, Seller is in material compliance with each such Environmental Permit (and, to the Knowledge of Seller, any information provided on the applications therefore continues to be accurate in all material respects) and no such Environmental Permit materially restricts Seller from operating any Acquired Asset covered by such Environmental Permit in the manner currently being conducted; and

(v) Seller has not been, and currently Seller is not, a “generator” of “hazardous waste” (as those terms are defined by the Resource Conservation and Recovery Act of 1976 and the regulations promulgated thereunder) with respect to the Facility or any Acquired Asset.

(b) Except as set forth in Schedule 4.13 hereto, with respect to the Facility and the Acquired Assets,

(i) there is no Litigation pending or, to the Knowledge of Seller, threatened by any Governmental Authority, municipality, community, citizen, or other entity, against Seller or against any Acquired Asset relating to environmental protection, compliance with Environmental Laws, or the Release of Hazardous Substances on, at, in, under or from the Real Property;

(ii) to the Knowledge of Seller, there has been no disposal, Release, burial, placement, migration, treatment, storage or Offsite Migration of Hazardous Substances on, in, at or from any of the Real Property, except in material compliance with Environmental Laws;

(iii) to the Knowledge of Seller, all above-ground and underground storage tanks, sumps, oil/water separators, and septic systems now or previously located on the Real Property have been identified on Schedule 4.13, together with a description of the materials stored therein and a statement as to whether such tanks are currently used by Seller, and, to the Knowledge of Seller, none of such tanks, sumps, oil/water separators and septic systems is leaking or has leaked;

(iv) all waste containing any Hazardous Substances generated, used, handled, stored, treated or disposed of (directly or indirectly) by Seller or at the Real Property during Seller’s ownership and operation of such Real Property has been generated, used, handled, stored, treated or disposed of (directly or, to the Knowledge of Seller, indirectly) in material compliance with all applicable Environmental Laws;

(v) to the Knowledge of Seller, (A) no Acquired Asset contains any asbestos-containing materials, (B) “PCBs” are not located on or in any Acquired Asset, and (C) the Real Property and its fixtures and improvements do not contain any lead-based paint;

(vi) no Lien (other than Permitted Liens) has arisen or is, to the Knowledge of Seller, threatened on or against any of the Acquired Assets under or as a result of any Environmental Laws; and

(vii) Seller has made available to Buyer any final reports in Seller’s possession or control resulting from any audits or other investigations that have been conducted as to environmental matters at any of the Real Property or any of the Acquired Assets by any private party during or, to the Knowledge of Seller, prior to the period during which Seller owned, leased or operated such properties. A true and complete copy of each such item in Seller’s possession or control has been made available to Buyer.

Section 4.14. Litigation. Except as listed and briefly described on Schedule 4.14, and other than with respect to Litigation arising under Environmental Laws, there is no Litigation pending or, to the Knowledge of Seller, threatened against, or adversely affecting the Facility or any of the Acquired Assets, at law or in equity or admiralty, or before or by any Governmental Authority, nor is Seller aware of any unasserted Litigation the assertion of which is probable. Other than with respect to any Order arising under Environmental Laws, Seller with respect to the Facility is not in default under any Order affecting the Facility or the Acquired Assets. Seller is not a party to or bound by any Order that affects the Facility or the Acquired Assets.

Section 4.15. Labor Matters.

(a) Schedule 4.15(a) contains a true and correct and complete list of all Facility Employees. Seller has made available to Buyer a true and correct and complete list of any bonus received or to be received by any of them during or with respect to the twelve months ended December 31, 2005, their current remuneration, and a description of all perquisites and fringe benefits they receive or are eligible to receive. Except as disclosed on Schedule 4.15(a), Seller has not received any written notice of intent to terminate employment from any person listed on Schedule 4.15(a). Seller, within the last three (3) years, has not experienced any strike or organized work stoppage by Facility Employees. Other than identified on Schedule 4.15(a), Seller is not a party to nor does Seller have any obligation pursuant to any oral and legally binding or written agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the Facility Employees, nor is Seller obligated under any Contract, Order or Law to recognize or bargain with any labor organization or union on behalf of such employees. To the Knowledge of Seller, there are no efforts by any union, labor organization, or group of employees to unionize or to represent the employees of Seller for the purposes of collective bargaining. Seller has not been charged or, to the Knowledge of Seller, threatened with the charge of any unfair labor practice relating to the Facility Employees within the last two (2) years. With respect to the Facility Employees, there are no pending or, to the Knowledge of Seller, threatened Labor Claims. Except as identified on Schedule 4.15(a), there is no outstanding policy, practice, plan, agreement or arrangement of Seller entitling any Facility Employee to severance payments.

(b) Except as set forth on Schedule 4.15(b), none of the Facility Employees has suffered an “employment loss” (as defined in WARN) within the ninety (90)-day period immediately prior to Closing.

Section 4.16. Brokers. No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller for which Buyer will incur any liability.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 5.1. Organization; Good Standing; Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own or lease and to operate all of its properties and assets and to carry on its business as it is now being conducted and as presently proposed to be conducted.

Section 5.2. Authority of Buyer; Binding Effect.

(a) Buyer has the requisite power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the performance of its obligations hereunder and thereunder, including the consummation of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate or other action on the part of Buyer.

(b) This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and each of the other documents and instruments to be executed by Buyer pursuant hereto upon Buyer’s execution and delivery will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based on public policy.

Section 5.3. Consents and Approvals. No consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or other Person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer, except for the Governmental Requirements and any consents, filings or notices that, if not obtained or made, will not have a material adverse effect on Buyer’s business, operations or financial condition.

Section 5.4. No Violations. Assuming that the Governmental Requirements will be satisfied, made or obtained and will remain in full force and effect, neither the execution, delivery and performance of this Agreement by Buyer, the consummation by Buyer of the transactions contemplated by this Agreement or the compliance by Buyer with any of the provisions of this Agreement, will (a) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Buyer, (b) violate, conflict with or result in the breach of or default under (or with notice, lapse of time, or both would result in such a breach or default) or, to the Knowledge of Buyer, constitute an event creating rights of acceleration, termination or cancellation under any Contract to which Buyer is party or by which Buyer’s properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule or regulation or other Law, applicable to Buyer, except in each case for violations, breaches, conflicts, defaults, accelerations, terminations or cancellations that would not reasonably be expected to have a material adverse effect on Buyer’s business, operations or financial condition.

Section 5.5. Availability of Funds. Buyer currently has access to sufficient immediately available funds, in cash, and will have at the Closing sufficient immediately available funds, in cash, to pay the Closing Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

Section 5.6. Brokers. No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer for which Seller will incur any liability.

ARTICLE 6

COVENANTS

Section 6.1. Conduct of Business by Seller Pending the Closing. Except as otherwise contemplated by this Agreement, during the period from the date hereof and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Closing, the Seller shall:

(a) maintain the Acquired Assets in their present order and condition, reasonable wear and tear and use excepted;

(b) take all steps, if any, reasonably necessary to maintain Seller’s rights in and to the Intellectual Property;

(c) comply in all material respects with all Laws applicable to the operation of the Facility, except as set forth on Schedule 4.13 or otherwise disclosed to Seller on or prior to the date hereof;

(d) satisfy, terminate and discharge all Liens on the Acquired Assets that are not Permitted Liens and deliver evidence reasonably satisfactory to Buyer and its counsel of such satisfaction, termination and discharge at or prior to Closing; and

(e) maintain raw material and finished goods Inventories such that the levels of such Inventories at Closing shall be at the target levels set forth on Schedule 6.1(e).

Section 6.2. Access to Records and Properties.

(a) From the date hereof until the Closing Date, Seller shall, subject to applicable Law, give Buyer and its Representatives reasonable access during normal business hours to the offices, properties, officers, employees, accountants, auditors, counsel and other Representatives, books and records of Seller relating exclusively to the Facility and the Acquired Assets. Such access shall include Buyer’s right, at its sole cost and expense, to conduct in relation to the Facility a Phase I Environmental Assessment generally conforming to ASTM E-1527-05 using a licensed and qualified consultant previously approved by Seller, provided that such approval shall not be unreasonably withheld, conditioned or delayed by Seller; provided, however, that Buyer’s inspection of Seller’s properties shall not include the environmental sampling of any environmental media, including air, soil, surface water or groundwater.

(b) From and after the Closing Date, Buyer shall give Seller and Seller’s Representatives reasonable access during normal business hours to the non-privileged books and records pertaining to the Excluded Assets and Excluded Liabilities and, to the extent that Seller retains any liabilities, obligations or commitments with respect to such items, the Acquired Assets. Buyer shall, and shall cause each of its Affiliates to, cooperate with Seller as may reasonably be requested by Seller for such purposes.

Section 6.3. Governmental Approvals. Following the execution of this Agreement, each party will (i) promptly, but no later than ten (10) days after the date hereof, file any Notification and Report Forms and related materials that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the transactions contemplated by this Agreement, (ii) promptly respond to any requests for additional information and documentary materials made by either such agency, and (iii) provide the other party such information as the other party may reasonably require to make such filings and prepare such applications as may be required for the consummation of the transactions contemplated by this Agreement or which the parties reasonably consider to be necessary before Closing. Buyer and Seller shall each pay one half of the filing fees required to be paid upon filing of the Notification and Report Forms under the HSR Act.

Section 6.4. Consents and Approvals; Equitable Assignment.

(a)	Seller will use commercially reasonable efforts to obtain any and all governmental or any third party consents or approvals (other than those referenced in Section 6.3) that are required in connection with the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery to Buyer, as contemplated hereunder, of the Acquired Assets.

(b)	Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery to Buyer, as contemplated hereunder, of any Acquired Asset is prohibited by its terms or by any applicable Laws or would require any governmental or any third party consents or approvals, and such consents or approvals shall not have been obtained prior to the Closing (such consents and approvals, collectively, “Delayed Consents”), this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof. Following the Closing, the parties shall use commercially reasonable efforts and shall cooperate with each other to obtain promptly the Delayed Consents; provided that all reasonable out-of-pocket expenses incurred in connection with obtaining such Delayed Consents shall be borne equally by Buyer and Seller pending receipt of the Delayed Consents. Pending receipt of such Delayed Consents following Closing, or if such Delayed Consents are not obtained, the parties hereto shall cooperate with each other in any reasonable and lawful arrangements, effectively transferring to Buyer, from and after the Closing, the rights and benefits of, and entitlements to exercise the Seller’s rights under, and effectively causing the Buyer to assume all Assumed Liabilities with respect to, such Acquired Asset and operations of the Facility as if such assets and operations had been transferred by Seller to Buyer at the Closing and any liabilities associated with the arrangements specifically established by Buyer and Seller pursuant to this Section 6.4. Once any Delayed Consent is obtained, Seller shall assign, transfer, convey and deliver, or cause to be assigned, transferred, conveyed and delivered, such Acquired Asset to Buyer at the expense of Buyer and Seller, with Buyer and Seller jointly and equally responsible for all reasonable out-of-pocket costs associated with such transfer; provided that no additional consideration shall be paid by Buyer to Seller for such relevant Acquired Asset.

Section 6.5. Public Announcements. It is contemplated that immediately following the execution of this Agreement, each of Seller and Buyer will (a) consult with one another regarding the language of any press release or press releases disclosing such action and (b) consult with the other party regarding and file any disclosures relating to the execution of this Agreement that are required under the Securities Exchange Act of 1934, as amended, the regulations promulgated thereunder, and the rules and regulations of any exchange on which the securities of Seller, Buyer or their respective Affiliates are traded. Thereafter, prior to the Closing, except as otherwise agreed to by the parties, no party shall issue any report, statement or press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby, except as required by applicable Law, in which case Seller and Buyer will consult with each other prior to the issuance of such a report, statement or press release.

Section 6.6. Notice of Breach Disclosure. Seller shall promptly notify Buyer, and Buyer shall promptly notify Seller, of (a) any event, condition or circumstance of which Seller or Buyer, as the case may be, becomes aware after the date hereof and prior to the Closing Date that would constitute a violation or breach of this Agreement (or a breach of any representation or warranty contained in this Agreement) or, if the same were to continue to exist as of the Closing Date, would constitute the nonsatisfaction of any of the conditions set forth in Article 7, as the case may be or (b) any event, occurrence, transaction, or other item of which Buyer or Seller, as the case may be, becomes aware which would have been required to have been disclosed on any schedule attached hereto had such event, occurrence, transaction or item existed as of the date hereof.

Section 6.7. Employee Matters.

(a) Effective as of the Closing, Seller shall (i) terminate all of the Facility Employees who are direct employees of Seller, other than those Facility Employees identified on Schedule 6.7, and (ii) cause APS to terminate each of the Facility Employees who are APS employees other than those Facility Employees who are identified on Schedule 6.7. Buyer may offer employment to any Facility Employees (other than those identified on Schedule 6.7) on terms and conditions determined by Buyer at Buyer’s sole discretion. Seller shall reasonably cooperate (including providing introductions where necessary) with Buyer to enable Buyer to contact Facility Employees of Seller and of APS during normal business hours and after prior notice to Seller, and to offer employment to Facility Employees of Seller and APS. Buyer will have full access to the personnel records (including performance appraisals, disciplinary actions and grievances) of Seller and APS for the purpose of preparing for and conducting employment interviews with the employees that Buyer desires to interview, subject to Seller’s compliance with any requirement of law regarding such disclosure and subject to the Seller obtaining an executed release from the Facility Employee authorizing such disclosure.

(b) Buyer agrees to hire and maintain the employment, for a period of at least one hundred eighty one (181) days following Closing, of an adequate number of Facility Employees at an adequate job and rate of pay (including commission structure) to prevent triggering any notice obligation under WARN. Buyer shall have sole responsibility for any obligations or liabilities of Buyer and Seller under WARN with respect to the Facility Employees, and shall indemnify, defend and hold harmless Seller with respect to any such obligations and liabilities, except to the extent that such obligations or liabilities arise from a breach by Seller of its representations and warranties in Section 4.15.

(c) Seller shall be responsible for payment and settlement of all obligations required or committed to the Facility Employees (or any persons previously employed at the Facility), including without limitation severance costs, accrued salaries, wages, payroll taxes, retirement, vacation pay, and any other obligations and expenses of any kind arising out of the employment by, or termination from the employment of, Seller of the Facility Employees (or any persons previously employed at the Facility) prior to Closing. Seller shall be responsible for the costs and expenses of workers’ compensation claims of the Facility Employees (or any persons previously employed at the Facility) for injuries sustained prior to Closing and for costs and expenses incurred in respect of employee health and medical benefits by the Facility Employees (or any persons previously employed at the Facility) prior to Closing whether or not reported to Seller or any insurer prior to Closing. Buyer shall be responsible for all obligations and costs, if any, required to be paid to Facility Employees arising out of their employment by Buyer or an affiliate of Buyer or the termination thereof or the hiring practices of Buyer or any affiliate thereof. Buyer shall be responsible for all such costs and expenses of workers’ compensation claims of any Facility Employees hired by Buyer for injuries sustained after Closing as well as all costs and expenses incurred in respect of employee health and medical benefits of any Employees hired by Buyer after Closing.

Section 6.8. Employee Benefit Plans. Provided that same can be lawfully accomplished within the context of Buyer’s existing benefits plans without modification of the benefits provided to Buyer’s existing employees prior to Closing, any Facility Employee who is employed by Buyer after Closing (i) will receive employee benefits similar to those then provided to similarly situated employees of Buyer, (ii) will be given credit for all service with Seller for benefit accrual and participation purposes under Buyer’s vacation policy, and (ii) will be given credit for all service with Seller for the purpose of determining eligibility and vesting with respect to all employee benefits to be provided as set forth in (i) of this Section 6.8 above, including the Mohawk Carpet Corporation Retirement Savings Plans (the “Mohawk Plans”). Eligibility to participate in any plan of Buyer will be based on the rules of Buyer plan in which such Facility Employees participate after being employed by Buyer. Seller and Buyer agree that Buyer is not acquiring or succeeding to any obligations with respect to Seller’s benefit plans or other plans in which Facility Employees participate and that Buyer is not intended to be a successor employer to Seller for any purposes, including with respect to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608 (“COBRA”). Seller agrees that it will comply with COBRA with respect to all Facility Employees as required by law. Seller will provide the certification described in Sections 9801 et seq. of the Code to the extent required by law for all Facility Employees or former employees as of the Closing Date.

Section 6.9. Actions with respect to Retirement Plans. Those Facility Employees who are offered employment by Buyer at Closing and who are eligible to participate in the Mohawk Plans shall receive the same contributions from Buyer, if any, as are available to Buyer’s similarly situated employees, based upon their individual contributions to the Mohawk Plans. At or prior to Closing, Seller shall fund each eligible participating Facility Employee’s 401(k) account in the Seller’s 401(k) plan with a pro rata share of Seller’s semi-monthly matching contribution through the Closing Date to the extent such amount has not already been funded. At or prior to Closing, Seller shall cause the 401(k) account balances under Seller’s 401(k) plan related to any Facility Employees who are offered employment by Buyer at Closing to become fully and 100% vested to the extent such accounts are not already fully vested.

Section 6.10. Transfer Taxes. All Taxes including all state and local Taxes in connection with the transfer of the Acquired Assets, and all recording and filing fees (collectively, “Transfer Taxes”), that may be imposed by reason of the sale, transfer, assignment and delivery of the Acquired Assets shall be borne by Buyer. Seller shall cooperate to (a) determine the amount of Transfer Taxes payable in connection with the contemplated transactions and (b) provide all requisite exemption certificates.

Section 6.11. Proration of Taxes and Certain Charges.

(a) Except as otherwise expressly provided in this Agreement, all Real Property Taxes, Personal Property Taxes or similar ad valorem obligations levied with respect to the Acquired Assets for any taxable period that includes the day before the Closing Date and ends after the Closing Date, whether imposed or assessed before or after the Closing Date, shall be prorated on a per diem basis between Seller and Buyer as of 12:01 A.M. on the Closing Date. If any Taxes subject to proration are paid by Buyer, on the one hand, or Seller, on the other hand, the proportionate amount of such Taxes paid (or in the event a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund).

(b) Except as otherwise expressly provided in this Agreement, all installments of special assessments or other charges on or with respect to the Acquired Assets payable by Seller for any period in which the Closing Date shall occur, including base rent, common area maintenance, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal, and cost of fuel, shall be apportioned as of the Closing Date and each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto. If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 12:01 A.M. on the Closing Date. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the Closing Date.

(c) Except as otherwise expressly provided in this Agreement, all amounts due pursuant to the terms of the Assumed Contracts, for any period in which the Closing Date shall occur shall be prorated as of 12:01 A.M. on the Closing Date.

Section 6.12. [Intentionally Deleted]

Section 6.13. Refitting Project. Following the date hereof, Seller shall (i) remove from the Facility each of the items of Excluded Machinery and Equipment and (ii) install the items of Machinery and Equipment identified on Schedule 6.13 (the items listed on Schedule 6.13 being referred to as the “Refit Machinery and Equipment”). The items of Machinery and Equipment at the Facility after giving effect to the removal of the Excluded Machinery and Equipment and the installation of the Refit Machinery and Equipment are identified on Schedule 2.1(b). The process of removing the Excluded Machinery and Equipment and installing the Refit Machinery and Equipment is hereinafter referred to as the “Refitting Project.”

Section 6.14. Removal of Name and Signage. As soon as practical following the Closing Date, but in no event later than sixty (60) days following the Closing Date, Buyer shall, at its sole cost and expense, remove or cover all Seller names and logos from the Acquired Assets, including all signage at the Facility and all labels or identifying marks on packaging; provided, however that Buyer shall not be obligated to remove or cover such logos on packaging of existing Inventories held solely for Buyer’s internal use if such Inventories are expended within one hundred eighty (180) days following Closing. In no event shall Buyer transmit any correspondence or deliver any goods to customers or other third parties containing Seller’s names or logos.

Section 6.15. Amendment and Supplement to Schedules. Seller shall, from time to time prior to the Closing by written notice to Buyer, amend or supplement any Schedule to this Agreement to correct any matter that would constitute a breach of any representation, warranty or covenant of Seller contained in this Agreement. If any amendment or supplement to a Schedule is delivered to Buyer later than the sixth (6th) Business Day prior to the projected Closing Date, Buyer may delay the Closing Date by a period of up to six (6) Business Days in order to consider the effect of any such amendment or supplement. Unless the items disclosed by such supplement or amendment constitute a Material Adverse Effect, no such supplement or amendment will affect Buyer’s obligations to consummate the transactions contemplated by this Agreement, but if the Closing occurs, no such supplement or amendment shall be deemed to have amended or modified the representations or warranties in Article 4 for purposes of any indemnification claim by Buyer based on the breach of such representations or warranties.

Section 6.16. Further Assurances. From time to time from and after the date of this Agreement, including, without limitation, following the Closing, Buyer and Seller shall each execute, acknowledge and deliver such additional documents or instruments and take such other action as Buyer or Seller, as the case may be, may reasonably request to more effectively accomplish the transactions contemplated by this Agreement.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1. Conditions to Obligations of Seller and Buyer. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the parties) at or prior to the Closing Date of the following conditions:

(a) any applicable waiting period under the HSR Act shall have expired or been terminated and all necessary approvals under applicable antitrust or competition Laws shall have been obtained;

(b) no statute, rule, regulation, executive order, decree, decision, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any U.S. federal or state court that prohibits, restrains, enjoins, or restricts the consummation of the transactions contemplated by this Agreement that has not been withdrawn or terminated; and

(c) no legal action or proceeding shall have been instituted against Seller or against Buyer arising by reason of the transactions contemplated by this Agreement, which is reasonably likely to (i) restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, or (ii) have a Material Adverse Effect.

Section 7.2. Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Seller) at or prior to the Closing Date of the following conditions:

(a) the representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects (or, with respect to any representations and warranties that are qualified by material adverse effect, materiality or words of similar import contained in such representations or warranties, in all respects) on and as of the date hereof and as of the Closing as if made as of the Closing (except that the representations and warranties that are made as of a specific date need be true and correct only as of such date), and Seller shall have received a certificate from Buyer signed by an officer thereof with respect to the foregoing;

(b) the covenants and agreements of Buyer to be complied with or performed at or prior to the Closing shall have been duly complied with or performed in all material respects. Seller shall have received a certificate from Buyer signed by an officer thereof with respect to the foregoing; and

(c) Buyer shall have delivered all documents required to be delivered by Buyer pursuant to Section 3.3.

Section 7.3. Conditions to Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Buyer) at or prior to the Closing Date of the following conditions:

(a) the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects (or, with respect to any representations and warranties that are qualified by Material Adverse Effect, materiality or words of similar import contained in such representations or warranties, in all respects) on and as of the date hereof and as of the Closing as if made as of the Closing (except that the representations and warranties that are made as of a specific date need be true and correct only as of such date), and Buyer shall have received a certificate from Seller signed by an officer thereof with respect to the foregoing;

(b) the covenants and agreements of Seller to be complied with or performed at or prior to the Closing shall have been duly complied with or performed in all material respects. Buyer shall have received a certificate from Seller signed by an officer thereof with respect to the foregoing;

(c) Seller shall have delivered all documents required to be delivered by Seller pursuant to Section 3.2;

(d) no Material Adverse Effect shall have occurred;

(e) the Refitting Project shall have been completed; and

(f) if the Closing shall not have occurred prior to April 15, 2006, Seller shall have made any quarterly contribution with respect to the Propex Fabrics Inc. Cash Value Retirement Plan and the Propex Fabrics Inc. Cash Balance Retirement Plan to the extent required by Law to be made no later than April 15, 2006, and shall have provided evidence reasonably satisfactory to Buyer that such contribution has been made.

ARTICLE 8

TERMINATION

Section 8.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)	by written agreement of Seller and Buyer;

(b)	by either Seller or Buyer, upon written notice to the other:

(i) if the Closing shall not have occurred on or before May 31, 2006 (unless there has been a “second request” under the HSR Act, in which case July 31, 2006) (as applicable, the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been a primary cause of the failure of the Closing to occur prior to such date; or

(ii) if there be any Law or regulation that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or if any judgment, injunction, order or decree permanently restraining, prohibiting or enjoining Buyer or Seller from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, order or decree shall become final;

(c) by Buyer, upon written notice to Seller, if there shall have been a breach by Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.3, and such breach shall be incapable of being cured prior to the Termination Date or, if capable of being cured prior to the Termination Date, (x) shall not have been cured within twenty (20) days after written notice thereof shall have been received by Seller and (y) Seller shall not have provided Buyer with adequate assurances of Seller’s ability to remedy such breach on or prior to such twentieth (20th) day; provided, however, that Buyer shall not have the right to terminate this Agreement under this Section 8.1(c) if Buyer is in material breach of any of its representations or warranties contained in this Agreement or has failed in any material respect to perform any of its obligations under this Agreement; or

(d) by Seller, upon written notice to Buyer, if there shall have been a breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2, and such breach shall be incapable of being cured prior to the Termination Date or, if capable of being cured prior to the Termination Date, (x) shall not have been cured within twenty (20) days after written notice thereof shall have been received by Buyer and (y) Buyer shall not have provided Seller with adequate assurances of Buyer’s ability to remedy such breach on or prior to such twentieth (20th) day; provided, however, that Seller shall not have the right to terminate this Agreement under this Section 8.1(d)(i) if Seller is in material breach of any of its representations or warranties contained in this Agreement or has failed in any material respect to perform any of its obligations under this Agreement.

Section 8.2. Effect of Termination; Remedies. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall become null and void and have no effect and no party hereto shall have any liability to the other party hereto or its Affiliates, Representatives or shareholders, except (i) that the obligations of the parties to this Agreement contained in this Section 8.2 and Article 10 shall continue in full force and effect, and (ii) that nothing in this Agreement will relieve any party from liability for any willful breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination. The parties acknowledge and agree that any claim for such a breach must be brought within thirty (30) days after this Agreement is validly terminated.

ARTICLE 9

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS

Section 9.1. Survival of Representations. The representations, warranties and covenants contained in this Agreement shall survive until, and shall terminate on, the second (2nd) anniversary of the Closing Date, except for (a) the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.5(a), 4.10, 4.11, 4.12(a), 4.16, 5.1, 5.2, 5.3 and 5.6 and the covenants contained in this Agreement, which shall survive until, and shall terminate on, the date of expiration of the applicable statute of limitations and (b) the representations and warranties contained in Section 4.13, which shall survive until, and shall terminate on, the sixth (6th) anniversary of the Closing Date (the applicable period of survival is hereinafter referred to as the “Indemnity Period”). The representations and warranties contained in this Agreement shall not survive any termination of this Agreement. The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought after the Indemnity Period against Seller or Buyer or any of their Representatives, Affiliates or shareholders based upon, directly or indirectly, any of the representations and warranties contained in this Agreement, any covenant that by its terms is to be performed on or prior to the Closing Date, or any termination of this Agreement.

Section 9.2. Seller’s Agreement to Indemnify. Subject to the terms and conditions set forth herein, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its Representatives, Affiliates and shareholders and their successors and assigns (collectively, “Buyer Indemnitees”) from and against all liabilities, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Damages”) asserted against or incurred by any Buyer Indemnitee as a result of or arising out of (a) a breach of any representation or warranty contained in this Agreement, (b) the Excluded Liabilities, or (c) a breach of any agreement or covenant of Seller in this Agreement.

Section 9.3. Buyer’s Agreement to Indemnify. Subject to the terms and conditions set forth herein, from and after the Closing, Buyer shall indemnify and hold harmless Seller and Seller’s Representatives, Affiliates and shareholders and their successors and assigns (collectively, the “Seller Indemnitees”) from and against all Damages asserted against or incurred by any Seller Indemnitee as a result of or arising out of (a) a breach of any representation or warranty contained in this Agreement, (b) the Assumed Liabilities, or (c) a breach of any agreement or covenant of Buyer in this Agreement.

Section 9.4. Limitations on Indemnification.

(a) The obligations of a party against whom an indemnification claim is brought (the “Indemnifying Party”) to indemnify the Buyer Indemnitee or Seller Indemnitee seeking indemnification (the “Indemnified Party”) pursuant to Sections 9.2 and 9.3 are subject to the following limitations:

(i) Except with respect to the Assumed Liabilities and the Excluded Liabilities, no indemnification shall be made with respect to any such claim unless (x) the amount of such claim exceeds $25,000 (any such claim, a “Qualifying Claim”) and (y) the aggregate amount of Damages under all Qualifying Claims exceeds $250,000 and, in such event, indemnification shall be made only to the extent such Damages exceed $250,000 in the aggregate, it being understood that such amount shall be a “deductible”;

(ii) in no event shall an Indemnifying Party’s aggregate obligation to indemnify Indemnified Parties (excluding indemnification with respect to breaches of the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.5(a), 4.10, 4.11, 4.12(a), 4.13, 4.16, 5.1, 5.2, 5.3 and 5.6 and indemnification with respect to the Assumed Liabilities and the Excluded Liabilities) exceed $6,550,000; and

(iii) in no event shall an Indemnifying Party’s aggregate obligation to indemnify Indemnified Parties (including indemnification with respect to breaches of the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.5(a), 4.10, 4.11, 4.12(a), 4.13, 4.16, 5.1, 5.2, 5.3 and 5.6 and indemnification with respect to the Assumed Liabilities and the Excluded Liabilities) exceed the amount of the Closing Consideration.

(b) The amount of any Damages payable pursuant to this Article 9 shall be reduced by any amount received by the Indemnified Parties with respect thereto under any insurance coverage. Indemnified Parties shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If an Indemnified Party receives an amount under insurance coverage or from the Indemnifying Party with respect to Damages at any time subsequent to any indemnification provided by the Indemnifying Party pursuant to this Article 9, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party, but net of any expenses incurred by such Indemnified Party in collecting such amount.

(c) An Indemnifying Party shall be obligated to indemnify Indemnified Parties only for those claims giving rise to Damages as to which the Indemnified Parties have given the Indemnifying Party prompt written notice with reasonable specificity prior to the end of the Indemnity Period (to the extent the Indemnity Period applies to such Damages). Any written notice delivered by an Indemnified Party with respect to Damages shall set forth with reasonable detail the basis of the claim for such Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof. Failure to give prompt notice of a claim for Damages hereunder shall not affect the Indemnifying Party’s obligations under this Article 9, except to the extent that the Indemnifying Party is materially prejudiced by such failure to give prompt notice.

Section 9.5. Third Party Indemnification. In addition to the limitations set forth in Section 9.4, the obligations of any Indemnifying Party to indemnify any Indemnified Party under this Article 9, resulting from the assertion of liability by third parties (a “Claim”), will be subject to the following terms and conditions:

(a) Any Indemnified Party will give the Indemnifying Party written notice of any such Claim promptly after learning of such Claim, and the Indemnifying Party may at its option undertake the defense thereof by representatives of its own choosing. Failure to give prompt notice of a Claim hereunder shall not affect the Indemnifying Party’s obligations under this Article 9, except to the extent that the Indemnifying Party is materially prejudiced by such failure to give prompt notice. If the Indemnifying Party, within thirty (30) days after notice of any such Claim, fails to assume the defense of such Claim, the Indemnified Party against whom such claim has been made will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk, and at the expense, of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

(b) Anything in this Article 9 to the contrary notwithstanding, (i) the Indemnified Party shall not settle a claim for which it is indemnified without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) the Indemnifying Party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment for other than monetary damages to be borne by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 10

MISCELLANEOUS

Section 10.1. Warranties Exclusive. The parties acknowledge that the representations and warranties contained in Article 4 and Article 5 are the only representations or warranties given by the parties and that all other express or implied warranties are disclaimed. Without limiting the foregoing, Buyer acknowledges that, except for the Excluded Liabilities and the representations and warranties contained in Article 4, the Acquired Assets are conveyed “AS IS,” “WHERE IS” and “WITH ALL FAULTS” and that all warranties of merchantability or fitness for a particular purpose are disclaimed. WITHOUT LIMITING THE FOREGOING AND EXCEPT AS EXPRESSLY PROVIDED HEREIN, BUYER ACKNOWLEDGES THAT SELLER AND ITS REPRESENTATIVES HAVE MADE NO REPRESENTATION OR WARRANTY CONCERNING ANY (A) USE TO WHICH THE ACQUIRED ASSETS MAY BE PUT, (B) FUTURE REVENUES, COSTS, EXPENDITURES, CASH FLOW, RESULTS OF OPERATIONS, FINANCIAL CONDITION OR PROSPECTS THAT MAY RESULT FROM THE OWNERSHIP, USE OR SALE OF THE ACQUIRED ASSETS OR THE ASSUMPTION OF THE ASSUMED LIABILITIES, (C) ENVIRONMENTAL CONDITIONS AT THE REAL PROPERTY, INCLUDING THE PRESENCE OR RELEASE OF HAZARDOUS SUBSTANCES, OR (D) OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES.

Section 10.2. Sole and Exclusive Remedy. The parties agree and acknowledge that, from and after the Closing Date, the indemnification provisions of Article 9 shall, except in the case of actual fraud, be the sole and exclusive remedy of each party (including the Seller Indemnified Parties and the Buyer Indemnified Parties) (a) for any breach of the other party’s representations, warranties, covenants, or agreements contained in this Agreement or (b) otherwise with respect to the Acquired Assets, this Agreement, or any of the transactions contemplated by this Agreement.

Section 10.3. Waiver of Consequential Damages. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN THIS AGREEMENT, SELLER AND BUYER AGREE THAT THE RECOVERY BY EITHER PARTY HERETO OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY THE OTHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES, OR OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR LOST OR DELAYED PRODUCTION) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, OR OBLIGATIONS HEREUNDER.

Section 10.4. Waiver of Right to Trial by Jury. SELLER AND BUYER HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Section 10.5. Notices. Unless otherwise provided in this Agreement, any notice, tender, or delivery to be given under this Agreement by any party to the other may be effected (a)

by personal delivery in writing, (b) by registered or certified mail, postage prepaid, return receipt requested, or (c) by reputable overnight commercial carrier guaranteeing overnight delivery, and shall be deemed communicated upon actual receipt. Mailed notices shall be addressed as set forth below, but each party may change the address to which notices are to be sent to such party by written notice in accordance with this paragraph.

(a)	If to Seller, addressed to:

Propex Fabrics Inc.

260 The Bluffs

Austell, Georgia 30168

Attention: Chief Executive Officer

Facsimile: (770) 944-4612

with copies (which shall not constitute notice) to:

Propex Fabrics Inc.

260 The Bluffs

Austell, Georgia 30168

Attention: John Stover

Facsimile: (770) 944-4612

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2770

Attention: Geoffrey A. Long

Facsimile: (713) 221-2106

(b)	If to Buyer, addressed to:

Mohawk Industries, Inc.

160 South Industrial Boulevard

Calhoun, Georgia 30701

Attention: General Counsel

Facsimile: (706) 624-2483

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

Attention: Alexander W. Patterson

Facsimile: (404) 253-8172

Section 10.6. Entire Agreement; Amendment; Waiver. This Agreement (including all exhibits, schedules and annexes hereto) and the instruments and documents to be executed pursuant hereto constitute the entire agreement between the parties hereto relating to the subject matter of this Agreement and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may be amended, supplemented or modified only by a written instrument executed by the Buyer and Seller, or in the case of a waiver, by the party waiving compliance. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

Section 10.7. Closing Date. All actions to be taken on the Closing Date pursuant to this Agreement shall be deemed to have occurred simultaneously, and no act, document or transaction shall be deemed to have been taken, delivered or effected until all such actions, documents and transactions have been taken, delivered or effected.

Section 10.8. Severability. Should any term, provision or paragraph of this Agreement be, for any reason, determined to be invalid, illegal or unenforceable in any respect, said provision shall survive to the extent it is not so determined, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be illegal, invalid or unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated by this Agreement in substantially the same manner as originally set forth at the later of (a) the date hereof and (b) the date this Agreement was last amended.

Section 10.9. Headings. The table of contents and the headings contained in this Agreement are for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

Section 10.10. Payment of Fees and Expenses. Except as otherwise provided in this Agreement, and whether or not the transactions contemplated by this Agreement are consummated, Buyer, on the one hand and Seller, on the other hand, shall be responsible for, and shall pay, all of their respective fees and expenses, including those of its counsel, incurred in the negotiation, preparation and consummation of the Agreement and the transactions contemplated hereby.

Section 10.11. Assignments. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by Seller without the prior written consent of Buyer, or by Buyer without the prior written consent of Seller; provided, that either party may, without the consent of the other party, (a) assign its rights under this Agreement to one or more wholly-owned subsidiaries of such party or (b) pledge, grant a security interest in or assign as collateral all or any portion of its interest in, or rights under, this Agreement to any one or more financial institutions, and upon foreclosure or sale or deed in lieu of foreclosure by or to any such financial institutions, the rights of such party hereunder may be assigned to any such financial institutions or any purchaser upon such foreclosure or sale or deed in lieu of foreclosure. Unless otherwise agreed by the non-assigning party, no assignment pursuant to this Section 10.11 shall relieve the assigning party of its obligations under this Agreement.

Section 10.12. Binding Effect; No Third Party Beneficiary. This Agreement shall bind and inure to the benefit of parties and their respective successors and permitted assigns. This Agreement shall be binding upon and inure solely to the benefit of Seller, Buyer and their respective successors and permitted assigns, and nothing in this Agreement (except Article 9 hereof, pursuant to which Buyer Indemnitees and Seller Indemnitees are intended to be third-party beneficiaries), express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to the rules of conflict of laws of the State of Georgia.

Section 10.14. Construction. In the interpretation and construction of this Agreement, the parties acknowledge that the terms of this Agreement reflect extensive negotiations between the parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, to have been drafted by either party hereto.

Section 10.15. Counterparts. This Agreement may be signed in two (2) or more counterparts each of which shall be deemed an original. The parties further agree that counterparts to Agreement may be delivered by facsimile.

Section 10.16. Time is of the Essence. Time is of the essence in this Agreement, and all of the terms, covenants and conditions of this Agreement.

Section 10.17. Jurisdiction and Consent to Service. Seller and Buyer each (a) agree that any suit, action or proceeding arising out of or relating to this Agreement shall be brought solely in state or federal court of competent jurisdiction located in Fulton County, Georgia; (b) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

PROPEX FABRICS INC.

By:	/s/ Edmund A. Stanczak, Jr.
Name:	Edmund A. Stanczak, Jr.
Title:	President and Chief Executive Officer

ALADDIN MANUFACTURING CORPORATION

By:	/s/ Frank H. Boykin
Name:	Frank H. Boykin
Title:	V.P Finance and Assistant Secretary